UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2020

CHINA VTV LIMITED
(Exact name of registrant as specified in its charter)

Nevada	333-203754	47-3176820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

New Times Centre, 393 Jaffe Road, Suite 17A, Wan Chai, Hong Kong

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +85267353339

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 1, 2020, Mr. Guoping Chen resigned as the Chief Financial Officer (the “CFO”) of China VTV, Limited (the “Company”), effective immediately. Guoping Chen resigned from his position with the Company for his personal reasons and not as a result of any disagreement related to the Company’s operations, accounting policies, or practices.

On May 1, 2020, the Company and Mr. Jian Li entered into an employment agreement (the “CFO Employment Agreement”), pursuant to which Mr. Jian Li was appointed as the new Chief Financial Officer of the Company and Weishi Huanyu Culture Media (Beijing) Co., Ltd., a wholly-owned subsidiary of the Company, effective immediately. Mr. Jian Li, 41 years old, has extensive experience in accounting management and corporate finance. Since October 2014 till April 2020, Jian Li served as a vice president of Shoujian Sunshine Asset Management Co., Ltd. Prior to that, Jian Li was a vice president at Dagong International Credit Rating Co., Ltd. from September 2012 to October 2014. Jian Li earned an MBA degree from Victoria University in Australia in 2005 and was awarded a bachelor degree in Accounting from Hebei Geology University in 2000. Mr. Jian Li was admitted as a fellow of the Institute of Public Accountants in Australia in 2013, a fellow of Institute of Financial Accountants in the United Kingdom in 2012 and an associate member of the Association of International Accountants in the United Kingdom in 2014.

In accordance with the CFO Employment Agreement, Jian Li shall be responsible for the financing, capital management and accounting functions of the Company. In addition, he has agreed to raise at least $3 million Chinese dollars (equivalent to $422,255 U.S. dollars) or consummate a merger with a target company to be identified by him within three months from May 1, 2020. The CFO Employment Agreement provides the following compensation to Jian Li: 1) a yearly salary of $2.6 million Chinese dollars (approximately $365,955 U.S. dollars) in the Company’s stock, payable each quarter, 2) a monthly cash stipend of $10,000 Chinese dollars (approximately $1,407 U.S. dollars), payable in arrears each month, 3) reimbursements for expenses incurred as a result of performing his job duties for the Company, 4) Company’s contribution to the CFO’s social security insurance, 5) entitlement to 7% of the funds raised by the CFO for the Company during his term with the Company, 6) participation in the Company’s bonus program approved by the board of directors. The term of the CFO Employment Agreement is one year and may be renewed for another year with written consents from both the Company and Jian Li.

The foregoing description of the CFO Employment Agreement is qualified by reference to the full text of the summary translation of CFO Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 8.01 OTHER EVENTS

The Company will be relying on the Securities and Exchange Commission’s Order under Section 36 of the Securities Exchange Act of 1934 Granting Exemptions From Specified Provisions of the Exchange Act and Certain Rules Thereunder dated March 25, 2020 (Release No. 34-88465) (the “Order”) to delay the filing of its Amendment to the Current Report on Form 8-K/A, which was originally scheduled on May 8, 2020 (the “Report”), due to the circumstances related to COVID-19. In particular, from late February 2020, COVID-19 has caused severe disruptions in the audit process of Butterfly Effect Culture Media (Beijing) Co., Ltd. (the “Target”), limited access to the Target’s facilities in China and third parties by the auditors to verify the Target’s accounting , and limited support from the Target’s staff. This has, in turn, delayed the Target’s ability to complete its audit and prepare the Report. Notwithstanding the foregoing, the Company expects to file the Report no later than June 22, 2020 (which is 45 days from the Report’s original filing deadline of May 8, 2020).

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Summary Translation of the CFO Employment Agreement dated May 1, 2020

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China VTV Limited

Date: May 7, 2020	By:	/s/ Tijin Song
	Name:	Tijin Song
	Title:	Chief Executive Officer

3